Exhibit 99.1

Radius Health Announces Changes to its Board of Directors

BOSTON, Mass., January 4, 2021 (GLOBE NEWSWIRE) - Radius Health, Inc. (“Radius” or the “Company”) (Nasdaq: RDUS) announced today that Machelle Sanders and Dr. Andrew C. von Eschenbach have joined the Company’s board of directors.  Ms. Sanders and Dr. von Eschenbach will fill vacancies created by the departures of Jessica Hopfield, Ph.D. and Tony Rosenberg, who stepped down from the board on December 31, 2020 after years of service.

Owen Hughes, Chairman of the Radius Board of Directors commented, “We are absolutely delighted to welcome both Machelle and Andy to the Radius board. Machelle’s extensive experience in complex supply chain management, manufacturing and quality assurance will prove invaluable as we move forward with our emerging pipeline.  Likewise, the addition of Andy’s unique ability to translate emerging science into therapeutics that improve patient outcomes is truly world class and will greatly assist us in thinking through both direction and opportunity.”

Mr. Hughes added, “On behalf of the entire Board, I would like to thank both Jessica and Tony for their efforts, input and many contributions to Radius. They have provided the Company with critical insights and guidance on a variety of operational and business matters. These changes are consistent with the Company’s refined focus and are taking place across all levels of the organization in parallel.”

Machelle Sanders

Machelle Sanders is a highly experienced pharmaceutical and biotechnology executive with over 25 years in the industry.  Currently Ms. Sanders is Secretary of the North Carolina Department of Administration, having been appointed by Governor Roy Cooper. The Administration Secretary oversees the state agency whose mission is to provide broad array of high quality public services to its customers: the citizens, agencies and communities of North Carolina.

While in the private sector, Ms. Sanders was responsible for the pharmaceutical operations and technology operational strategy for Biogen’s multi-billion dollar multiple sclerosis (MS) franchise. As vice president she was responsible for manufacturing and general management of the company’s most advanced and largest manufacturing facility located in Research Triangle Park, North Carolina.

Ms. Sanders holds a bachelor of science degree in Biochemistry from North Carolina State University and a masters of health administration (MHA) from Pfeiffer University.

Dr. Andrew C. von Eschenbach

Dr. von Eschenbach was appointed acting commissioner of the FDA in 2005, and confirmed as commissioner in 2006.  He remained in that role until his resignation in 2009. Prior to that, he served as director of the National Cancer Institute (NCI) at the National Institutes of Health (NIH) from 2002 to 2006. He served as a physician, surgeon, oncologist and executive at the University of Texas MD Anderson Cancer Center from 1976 until 2002.

Dr. von Eschenbach earned a B.S. from St. Joseph's University and a M.D. from Georgetown University. He served as a lieutenant commander in the U.S. Naval Medical Corps. His residency was at Pennsylvania Hospital in Philadelphia. He also completed a fellowship in Urologic Oncology at the University of Texas MD Anderson Cancer Center.

About Radius

Radius is a science-driven fully integrated biopharmaceutical company that is committed to developing and commercializing innovative endocrine therapeutics. For more information, please visit www.radiuspharm.com.

Investor Relations Contact:
Peter Schwartzman

Email: investor-relations@radiuspharm.com
Phone: 617-583-2017